220 NW 2nd Avenue
Portland, OR 97209

Re:    Senior Manager Change in Control Severance Agreement
Dear _____________:
Northwest Natural Gas Company, an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its customers and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.
In order to induce you to remain in the employ of the Company, this letter agreement sets forth severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control (as defined in Section 3 hereof) under the circumstances described below. The Company and you have entered into a prior letter agreement regarding change in control severance benefits dated February 16, 2004. Upon your signature of this letter agreement, the prior agreement shall be amended and restated in its entirety in the form of this agreement.
1.    Agreement to Provide Services; Right to Terminate.
(i)    Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the Company’s providing the benefits hereinafter specified in accordance with the terms hereof.
(ii)    In the event of a Potential Change in Control (as defined in Section 3 hereof), you agree that you will not leave the employ of the Company (other than as a result of Disability, as such term is hereinafter defined) and will render the services contemplated in the recitals to this Agreement until the earliest of (a) a date which is 270 days from the occurrence of such Potential Change in Control, or (b) a termination of your employment pursuant to which you become entitled under this Agreement to receive the benefits provided in Section 5(iii) below.

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2.    Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 2006; provided, however, that commencing on January 1, 2007 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company or you shall have given notice that this Agreement shall not be extended (provided that no such notice may be given by the Company during the pendency of a Potential Change in Control); and provided, further, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate automatically if you or the Company terminate your employment prior to the earlier of Shareholder Approval (as defined in Section 3 hereof), if applicable, or the Change in Control. In addition, the Company may terminate this Agreement during your employment if, prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, you cease to hold your current position with the Company, except by reason of a promotion.
3.    Change in Control; Potential Change in Control; Shareholder Approval; Person.
(i)    For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:
(A)    The consummation of:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(2)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
(B)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

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(C)    Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.
Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph (A) above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph (C) above.
(ii)    For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if:
(A)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(B)    any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or
(C)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
(iii)    For purposes of this Agreement, “Shareholder Approval” shall be deemed to have occurred if the shareholders of the Company approve an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control.
(iv)    For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan sponsored by the Company.
4.    Termination Following Shareholder Approval or Change in Control. If a Change in Control occurs, you shall be entitled to the benefits provided in Section 5(iii) hereof in the event that (x) a Date of Termination (as defined in Section 4(v) below) of your employment with the Company occurred or occurs after the earlier of Shareholder Approval, if applicable, or the Change in Control and no later than twenty-four (24) months after the Change in Control, or (y) your employment with the Company is terminated by you for

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Good Reason (as defined below) based on an event occurring concurrent with or subsequent to the earlier of Shareholder Approval, if applicable, or the Change in Control and your Notice of Termination (as defined in Section 4(iv) below) in connection therewith shall have been given no later than twenty-four (24) months after the Change in Control; provided, however, that if any such termination is (a) because of your death, (b) by the Company for Cause (as defined below) or Disability, or (c) by you other than for Good Reason based on an event occurring concurrent with or subsequent to the earlier of Shareholder Approval, if applicable, or the Change in Control, then you shall not be entitled to the benefits provided in Section 5(iii) hereof.
(i)    Disability. Termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination is given to you following such absence you shall have returned to the full-time performance of your duties.
(ii)    Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (a) the willful and continued failure by you to perform substantially your assigned duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed your duties or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph (ii), no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.
(iii)    Good Reason. Termination by you of your employment with the Company for “Good Reason” shall mean termination by you of your employment with the Company based on any of the following events provided you give Notice of Termination after the occurrence of any of the following events and no later than 30 days after the later of (1) notice to you of such event, or (2) the Change in Control:
(A)    the assignment to you of a different title, job or responsibilities that results in a decrease in the level of your responsibility; provided that Good Reason shall not exist if you continue to have the same or a greater general level of responsibility for the former Company operations after the Change in Control as you had prior to the Change in Control even though such responsibilities have

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necessarily changed due to the former Company operations becoming a subsidiary or division of the surviving company;
(B)    a reduction by the Company in your base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(C)    the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(D)    the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(E)    the Company’s requiring you to be based more than 30 miles from where your office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(F)    the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof;
(G)    any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective; or
(H)    the failure by the Company to pay you any portion of your current compensation, to credit your Deferred Compensation Plan account in accordance with your previous election, or to pay you any portion of an installment of deferred

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compensation under any Plan in which you participated, within seven (7) days of the date such compensation is due.
For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.
(iv)    Notice of Termination. Any purported termination by the Company or by you (other than termination due to your death, which shall terminate your employment automatically) following the earlier of Shareholder Approval, if applicable, or a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
(A)    With respect to any Notice of Termination given by you for Good Reason, such Notice of Termination may indicate that such termination for Good Reason shall be conditioned upon, and postponed until, the date on which it is finally determined, either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 12 hereof, that Good Reason exists for such termination. If a Notice of Termination given by you for Good Reason indicates that such termination shall be so conditioned and postponed, then, if the Company disputes the existence of Good Reason, the Company shall, within thirty (30) days after the Notice of Termination is given, notify you that a dispute exists concerning the termination, whereupon Section 12 hereof shall apply to such dispute. If no such notice is given by the Company within such 30-day period, then a final determination that Good Reason exists shall be deemed to have occurred on the date thirty (30) days after the Notice of Termination for Good Reason is given.
(B)    Notwithstanding anything to the contrary in this Agreement:
(1)    if, at any time before the Date of Termination determined pursuant to this Agreement with respect to any purported termination by you of your employment with the Company, there exists a basis for the Company to terminate your employment for Cause, then the Company may, regardless of whether or not you have given Notice of Termination for Good Reason and regardless of whether or not Good Reason exists, terminate your employment for Cause, in which event you shall not be entitled to the benefits provided in Section 5(iii) hereof, and
(2)    if you die or your employment is terminated based on Disability after you have given Notice of Termination for Good Reason and before the

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Date of Termination determined under this Agreement with respect to that Notice of Termination, and it is subsequently finally determined that Good Reason existed at the time your employment terminated, then termination of your employment shall be deemed to have occurred for Good Reason (and not due to your death or Disability) and you shall be entitled to the benefits provided in Section 5(iii) hereof.
(v)    Date of Termination. “Date of Termination” shall mean the date your employment with the Company is terminated following the earlier of Shareholder Approval, if applicable, or a Change in Control, which date shall be determined as follows:
(A)    if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that, if you shall have returned to the performance of your duties on a full-time basis during such thirty (30) day period, then the termination for Disability contemplated by the Notice of Termination shall not occur),
(B)    if your employment is terminated due to your death, the date of your death,
(C)    if your employment is to be terminated by the Company other than for Disability, or if your employment is to be terminated by you without a claim of Good Reason, the date specified in the Notice of Termination, and
(D)    if your employment is to be terminated by you for Good Reason, the date ninety (90) days after the date on which a Notice of Termination is given, unless either:
(1)    an earlier date has been agreed to by the Company either in advance of, or after, receiving such Notice of Termination (in which case such earlier date shall be the Date of Termination),
(2)    pursuant to and in accordance with Section 4(iv) you have indicated in your Notice of Termination that you are conditioning your termination upon (and postponing such termination until) the date on which it is finally determined that Good Reason exists for such termination (in which case the later of such date as determined in accordance with Section 4(iv) above, or the date otherwise determined under this Section 4(v)(D), shall be the Date of Termination),
(3)    the Company shall not have notified you within fifteen (15) days after a Notice of Termination for Good Reason is given that it intends to fully correct the circumstances giving rise to Good Reason (in which case the date fifteen (15) days after the Notice of Termination shall be the Date of Termination), or

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(4)    if the Company gives notice as provided in Section 4(v)(D)(3) and if the circumstances giving rise to Good Reason are fully corrected on or prior to the date that is ninety (90) days after such Notice of Termination was given, then the termination for Good Reason contemplated by such Notice of Termination shall not occur.
5.    Compensation Upon Termination or During Disability.
(i)    During any period following the earlier of Shareholder Approval, if applicable, or a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with Sections 4(i) and 4(v) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.
(ii)    If your employment shall be terminated for Cause or as a result of death following the earlier of Shareholder Approval, if applicable, or a Change in Control, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.
(iii)    If a Change in Control occurs and either (a) after the earlier of Shareholder Approval, if applicable, or the Change in Control and no later than twenty-four (24) months after the Change in Control, a Date of Termination of your employment with the Company occurred or occurs as a result of a termination by the Company other than for Cause or Disability, or (b) your employment with the Company is terminated by you for Good Reason based on an event occurring concurrent with or subsequent to the earlier of Shareholder Approval, if applicable, or the Change in Control and your Notice of Termination in connection therewith shall have been given no later than twenty-four (24) months after the Change in Control, then, by no later than the fifth day following the later of the Date of Termination or the Change in Control (except as may otherwise be provided), you shall be entitled, without regard to any contrary provisions of any Plan, to a severance benefit (the “Severance Benefit”) equal to the lesser of (x) the Specified Benefits (as defined in subsection (A) below), or (y) the Capped Benefit (as defined in subsection (B) below). Payment of the Severance Benefit shall be in lieu of any severance pay you may otherwise be entitled to under the Company’s Severance Pay and Outplacement Benefit Plan or other similar severance pay programs as the Company may have in effect from time to time, but is in addition to, and not in lieu of, any rights, benefits or entitlements you may have as a result of the change in control and/or termination of employment under the terms or provisions of any other Plans.

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(A)    The “Specified Benefits” are as follows:
(1)    the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you; provided, however, that with respect to a termination of your employment for Good Reason based on a reduction by the Company in your base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to such reduction plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you;
(2)    as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal to one (1) times the sum of (a) the greater of (i) your annual rate of base salary in effect on the Date of Termination or (ii) your annual rate of base salary in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control and (b) the greater of (i) the average of the last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to you preceding the Date of Termination or (ii) the average of the last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to you preceding the earlier of Shareholder Approval, if applicable, or the Change in Control; and
(3)    for a twelve (12) month period after the Date of Termination, the Company shall arrange to provide you, your spouse and your dependents with life, accident and health insurance benefits substantially similar to those which you were receiving immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this subparagraph (3) to the extent that a similar benefit is actually received by you from a subsequent employer during such twelve (12) month period, and any such benefit actually received by you shall be reported to the Company.
(B)    The “Capped Benefit” equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. The amount of the Capped Benefit shall therefore equal (1) three times the “base amount”

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as defined in Section 280G(b)(3)(A) of the Code reduced by $1 (One Dollar), and further reduced by (2) the present value of all other payments and benefits you are entitled to receive from the Company that are contingent upon a change in control of the Company within the meaning of Section 280G(b)(2)(A)(i) of the Code, including accelerated vesting of awards under the Company’s stock compensation plans, and increased by (3) all Specified Benefits that are not contingent upon a change in control within the meaning of Section 280G(b)(2)(A)(i) of the Code. If you receive the Capped Benefit, you may determine the extent to which each of the Specified Benefits shall be reduced. The parties recognize that there is some uncertainty regarding the computations under Section 280G of the Code which must be applied to determine the Capped Benefit. Accordingly, the parties agree that, after the Severance Benefit is paid, the amount of the Capped Benefit may be retroactively adjusted to the extent any subsequent Internal Revenue Service regulations, rulings, audits or other pronouncements establish that the original calculation of the Capped Benefit was incorrect. In that case, amounts shall be paid or reimbursed between the parties so that you will have received the Severance Benefit you would have received if the Capped Benefit had originally been calculated correctly.
(iv)    Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.
6.    Successors; Binding Agreement.
(i)    Upon your written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s Voting Securities or otherwise.
(ii)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
7.    Fees and Expenses. The Company shall pay to you all legal fees and related expenses incurred by you in good faith as a result of (i) your termination following the earlier of Shareholder Approval, if applicable, or a Change in Control (including all such fees and expenses, if any, incurred in contesting or disputing in good faith any such

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termination) or (ii) your seeking to obtain or enforce in good faith any right or benefit provided by this Agreement.
8.    Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7 and 12 of this Agreement shall survive termination of this Agreement, but only with respect to a Change in Control occurring during the term of this Agreement.
9.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
10.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.
11.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses of the arbitrators arising in connection with any arbitration proceeding pursuant to this Section 12.

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13.    Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.
14.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.
Sincerely,
NORTHWEST NATURAL GAS COMPANY

By

Agreed to this ____ day
of ____________, _____

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